CARMAX RAISES SECOND QUARTER EXPECTATIONS

Richmond, Va., August 23, 2005 - For the second quarter ending August 31, 2005, CarMax, Inc. (NYSE: KMX) today:

     |X| Raised comparable store used unit sales expectations to growth of approximately 10%, and

     |X| Raised earnings per share expectations to approximately 37 cents.

On June 20, 2005, CarMax had estimated second quarter comparable store used unit sales growth in a range of 3% to 9% and earnings per share in a range of 29 cents to 34 cents.

"During our second quarter, our consumer-preferred market offer and continuing strong execution in our stores have allowed us to take advantage of the increase in customer traffic we have seen during the quarter," said Austin Ligon, president and chief executive officer.

"Traffic is up compared with the second quarter of last year, at least partly due to the increase in consumer interest and appraisal traffic generated by new car employee pricing programs," Ligon said. "As a result, our sales pace has increased from the rate we were seeing in early June. We believe the employee pricing programs have also clarified dealer new car pricing, which usually works to CarMax's benefit.

"While wholesale auction prices for larger SUVs and trucks have plummeted, wholesale auction prices for other vehicles are still above historical norms," said Ligon. "We continue to keep our appraisal offers consistent with broader market trade-in offers, employing the lessons we learned during the more challenging periods last year and this spring. Doing so has enabled us to keep our retail pricing attractive to consumers. We also are keeping our inventories closely aligned with our sales pace.

"In addition, we currently expect CarMax Auto Finance income to be higher than original expectations as CAF has benefited from increased penetration," said Ligon. "This increase is being driven in part by a rise in finance applications from prime-rated customers."

Earnings Release Conference Call Information
--------------------------------------------
As previously announced, the company currently plans to release second quarter results on Wednesday, September 21, 2005. On that date, CarMax will host a conference call for investors at 9:00 a.m. Eastern time. Domestic investors may access the call at 1-888-298-3261


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CarMax, Inc.
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(conference I.D.: 7882552).  International investors should dial 1-706-679-7457
(conference I.D.: 7882552). A live webcast of the call will be available on the company's investor information home page at http://investor.carmax.com or at www.streetevents.com.

A replay of the call will be available beginning at approximately 1:00 p.m. Eastern time on September 21, 2005, and will run through midnight, September 28, 2005. Domestic investors may access the recording at 1-800-642-1687 (conference
I.D.: 7882552) and international investors at 1-706-645-9291 (conference I.D.:
7882552). A replay of the call also will be available on the company's investor information home page or at www.streetevents.com.

About CarMax
------------
CarMax, a Fortune 500 company and one of the Fortune 2005 "100 Best Companies to Work For," is the nation's largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 62 used car superstores in 28 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. During the twelve month period ended May 31, 2005, the company retailed 264,958 used cars, which is 93 percent of the total 285,354 vehicles the company retailed during that period. For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements
--------------------------
The company cautions readers that the statements in this release about the company's future business plans, operations, opportunities, or prospects, including without limitation any statements or factors regarding expected sales, margins, or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the fiscal year ended February 28, 2005, and its quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.

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Contacts
--------
Investors and Financial Media:
   Dandy Barrett, Assistant Vice President, Investor Relations, (804) 935-4591 Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
   Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594 Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197